UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 16, 2015 (March 10, 2015)

ACELITY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	333-184233-14	98-1022387
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

12930 West Interstate 10, San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 524-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Kinetic Concepts, Inc. and KCI USA, Inc. (together, “KCI”) are operating subsidiaries of Acelity L.P. Inc.

On March 10, 2015, KCI entered into Amendment No. 6 to our Senior Secured Credit Facility (“Amendment No. 6”). In connection with Amendment No. 6, certain applicable rates were modified so that (i) Dollar Term E-1 Loans bear interest at a rate equal to, at KCI’s election, a Eurocurrency rate plus 3.50% or an adjusted base rate plus 2.50%, (ii) Euro Term E-1 Loans bear interest at a rate equal to, at KCI’s election, a Eurocurrency rate plus 3.75% or an adjusted base rate plus 2.75%, and (iii) Term E-2 Loans bear interest at a rate equal to, at KCI’s election, a Eurocurrency rate plus 3.00% or an adjusted base rate plus 2.00%. The Eurocurrency rate shall be subject to a floor of 1.00%, and the adjusted base rate shall be subject to a floor of 2.00%. Repayments of Dollar Term E-1 Loans, Euro Term E-1 Loans or Term E-2 Loans within 12 months of the effective date of Amendment No. 6 in connection with a repricing transaction will be subject to a 1.0% prepayment premium. As a result of Amendment No. 6, the financial covenants were amended to remove the interest coverage ratio in its entirety and to set the total leverage ratio for any test period to be no greater than 8.25:1.00. In addition, certain other covenants were amended, including with respect to the incurrence of incremental facilities and asset sales.

The foregoing description of the material terms of Amendment No. 6 are qualified in their entirety by the terms of Exhibit 10.1 to this report and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1
Amendment No. 6 to the Credit Agreement, dated as of March 10, 2015, by and among Kinetic Concepts, Inc. and KCI USA, Inc., the lenders and other party thereto, and Bank of America, N.A. as Administrative Agent for the lenders (filed as exhibit 10.42 to our Form 10-K for the year ended December 31, 2014).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELITY L.P. INC. (REGISTRANT)

Date: March 16, 2015	By:	/s/ Brian Busenlehner
	Name:	Brian Busenlehner
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment No. 6 to the Credit Agreement, dated as of March 10, 2015, by and among Kinetic Concepts, Inc. and KCI USA, Inc., the lenders and other party thereto, and Bank of America, N.A. as Administrative Agent for the lenders (filed as exhibit 10.42 to our Form 10-K for the year ended December 31, 2014).